Exhibit 10.72

CHANGE-IN-CONTROL AGREEMENT

FOR CERTAIN EXECUTIVES

OF DISCOVERY PARTNERS INTERNATIONAL, INC.

JULY 2003

PERSONAL AND CONFIDENTIAL

Craig Kussman

Senior Vice President Finance and Administration

Chief Financial Officer

Discovery Partners International, Inc.

9640 Towne Centre Drive

San Diego, CA 92121

Dear Craig:

Discovery Partners International, Inc.  (the “Company”) considers it essential to the best interests of its stockholders to foster the continued employment of key management personnel.  In this connection, the Board of Directors of the Company (the “Board”) recognizes that the possibility of a change in ownership or control of the Company may result in the departure or distraction of such personnel to the detriment of the Company and its stockholders.  As you are a skilled and dedicated executive with important management responsibilities and talents, the Company believes that its best interests will be served if you are encouraged to remain with the Company.

The Company has determined that your ability to perform your responsibilities and utilize your talents for the benefit of the Company, and the Company’s ability to retain you as an employee, will be significantly enhanced if you are provided with fair and reasonable protection from the risks of a change in ownership or control of the Company.  Accordingly, in order to induce you to remain in the employ of the Company, you and the Company agree as follows:

1.     TERM OF AGREEMENT.

(a)     GENERALLY.  Except as provided in Section 1(b) hereof, (i) this Agreement shall be effective immediately and shall continue in effect through December 31, 2004 and (ii) commencing on January 1, 2005 and each January 1 thereafter, this Agreement shall be automatically extended for one additional year unless, not later than September 30th of the preceding year, either party to this Agreement gives notice to the other that the Agreement shall not be extended under this Section 1(a); provided, however, that no such notice by the Company shall be effective if a Change in Control (as defined herein) shall have occurred within 18 months before the date of such notice.

(b)   UPON A CHANGE IN CONTROL.  If a Change in Control shall have occurred at any time during the period in which this Agreement is effective, this Agreement shall continue in effect for 365 days beyond the date on which such Change in Control occurred (such 365-day period hereinafter referred to as the “Protected Period”).

2.     “CHANGE IN CONTROL” DEFINED.  A “Change in Control” shall be deemed to have occurred if, during the term of this Agreement:

(a)   any Person becomes the beneficial owner, directly or indirectly, of securities of the Company representing 15% or more of the combined voting power of the Company’s then-outstanding securities.  “Person” has the same meaning as in section 13(d) or 14(d) of the Securities Exchange Act.  However, for purposes of this Section 2(a), “Person” does not include—

(A)                              Applera Corp.,

(B)                                any Applera Corp. transferee which is subject to the Standstill Agreement between the Company and Axys Pharmaceuticals, Inc. (a “New Holder of Axys’ Shares”),

(C)                                any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or

(D)                               any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company);

(b)   during any period of 24 months or less (not including any period before the effective date of this Agreement), individuals who at the beginning of such period constitute the Board, and any Approved New Directors, cease for any reason to constitute at least a majority of the Board.  “Approved New Directors” means new director(s) whose election by the Board or nomination for election by the Company’s stockholders was approved in advance by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or who were themselves Approved New Directors.  However, the following persons cannot be Approved New Directors—

(A)                              a director nominated by a Person who has entered into an agreement with the Company to effect a transaction described in Sections 2(a), (c) or (d) of this Agreement,

(B)                                a director nominated by any Person who publicly announced an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change in Control,

(C)                                a director nominated by any Person (other than Applera Corp. or a New Holder of Axys’ Shares) who is the beneficial owner, directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company’s securities, or

(D)                               a director nominated by Applera Corp. (or a New Holder of Axys’ Shares) above and beyond the number of directors which Applera Corp. (or the New Holder of Axys’ Shares) would be entitled to nominate under the current terms of the Standstill Agreement between the Company and Axys Pharmaceuticals, Inc.;

(c)   the stockholders of the Company approve any transaction or series of transactions under which the Company is merged or consolidated with any other company in a Merger.  A “Merger” means any merger or consolidation except one—

(A)                              which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 66-2/3% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, and

(B)                                after which no Person holds 15% or more of the combined voting power of the then-outstanding securities of the Company (if it is the surviving parent) or such surviving entity – provided, that Applera Corp. or a New Holder of Axys’ Shares shall not be deemed such a 15% holder unless after such merger or consolidation it holds at least 37% of such combined voting power.

If consummation of a Merger is subject, at the time of such approval by stockholders, to the consent of any government or governmental agency or approval of the stockholders of another entity or other material contingency, no Change in Control shall occur until such time as such consent and approval has been obtained and any other material contingency has been satisfied or waived;

(d)   the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; provided, however, that, if consummation of the transaction referred to in this Section 2(d) is subject, at the time of such approval by stockholders, to the consent of any government or governmental agency or approval of the stockholders of another entity or other material contingency, no Change in Control shall occur until such time as such consent and approval has been obtained and any other material contingency has been satisfied or waived; or

(e)   the Board adopts a resolution to the effect that, for purposes of this Agreement, a Change in Control has occurred, provided that the Board may impose limitations on the effects of a Change in Control or the payment of amounts or benefits under this Agreement if the Change in Control has occurred under this Section 2(e) and not under other subsections of this Section 2.

3.     TERMINATION.

(a)   TERMINATION BY THE COMPANY FOR CAUSE, BY YOU WITHOUT GOOD REASON, OR BY REASON OF DEATH OR DISABILITY.  If during the Protected Period your employment by the Company is terminated by the Company for Cause, by you without Good Reason, or because of your death or Disability, the Company shall be relieved of its obligation to make any payments to you other than (i) its payment of amounts otherwise accrued and owing but not yet paid and (ii) any amounts payable under then-existing employee benefit programs at the time such amounts are due.

(b)   TERMINATION BY THE COMPANY WITHOUT CAUSE OR BY YOU FOR GOOD REASON.  If during the Protected Period your employment by the Company is terminated by the Company without cause or by you for Good Reason, you shall be entitled to the compensation and benefits described in this Section 3(b).  If your employment by the Company is terminated prior to a Change in Control at the request of a Person engaging in a transaction or series of transactions that would result in a Change in Control, the Protected Period shall commence upon the subsequent occurrence of a Change in Control, your actual termination shall be deemed a termination occurring during the Protected Period and covered by this Section 3(b), your Date of Termination shall be deemed to have occurred immediately following the Change in Control, and Notice of Termination shall be deemed to have been given by the Company immediately prior to your actual termination.  Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason hereunder.  The compensation and benefits provided under this Section 3(b) are as follows:

(i)            The Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, no later than the fifth day following the Date of Termination, and you shall receive all other amounts to which you are entitled under any compensation or benefit plan of the Company, at the time such payments are due.

(ii)           At the time specified in Section 3(d) hereof, the Company shall pay you, in lieu of any further salary, bonus or severance payments for periods subsequent to the Date of Termination, a lump sum amount in cash equal to the sum of:

(A)                              (i) your average bonus for the three prior full calendar years of employment with the Company (or such lesser number of full calendar years during which you were employed by the Company), times (ii) the number of days in the calendar year through the Date of Termination, divided by (iii) 365; and

(B)                                the greater of 100 percent of (i) your annual base salary in effect immediately prior to the Change in Control of the Company or (ii) your annual base salary in effect at the time Notice of Termination is given.

(iii)          For purposes of determining the vesting of any awards made to you under the Company’s 2000 Stock Incentive Plan, as well as any unvested shares of Company Stock you acquired pursuant to any awards made under that plan, you shall be treated as if you had completed an additional 12 months of service immediately before the date on which your employment is terminated.

(c)   LIMITATION ON BENEFIT.  The payment of your benefit under this Agreement shall be subject to the following rules:

(i)            In the event that the benefits that you would receive that are unassociated with this Agreement (“Unrelated Benefits”) would be sufficient in size and nature to trigger adverse tax consequences under the golden parachute rules of Code Sections 280G and 4999 (“Section 280G Threshold”), then you will not receive any benefits under this Agreement (“Related Benefits”);

(ii)           In the event that the sum of your Unrelated Benefits and your Related Benefits would be less than the Section 280G Threshold, then you will receive the total amount of your Related Benefits; and

(iii)          In the event that the sum of your Unrelated Benefits and your Related Benefits would exceed the Section 280G Threshold, then the amount of your Related Benefit will be reduced to the minimum extent necessary to avoid reaching that limit.  For this purpose, your benefit under Section 3(b)(ii) (“Cash Payment”) shall be reduced first, so that your benefit under Section 3(b)(iii) (“Stock Acceleration Benefit”) will be reduced only after your Cash Payment benefit has been completely eliminated.

(d)   TIME OF PAYMENT.  The cash payments provided for in Section 3(b)(ii) shall be made not later than the 30th day following the Date of Termination; provided, however, that if the amount of such payments cannot be finally determined on or before such day, the Company shall pay to you on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined.  In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to you, payable on the 15th day after the demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

(e)   NOTICE.  During the Protected Period, any purported termination of your employment by the Company or by you shall be communicated by written Notice of Termination to the other party hereto.

(f)    CERTAIN DEFINITIONS.  Except as otherwise indicated in this Agreement, all definitions in this Section 3(f) shall be applicable during the Protected Period only.

(i)            Disability.  “Disability” shall mean your absence from the full-time performance of your duties with the Company for six consecutive months as a result of your incapacity due to physical or mental illness or disability, and within 30 days after written Notice of Termination is thereafter given you shall not have returned to the full-time performance of your duties.

(ii)           Cause.  “Cause” for termination shall be determined by the Company based on the Board’s reasonable belief that one or more of the following has occurred: (A) your indictment or conviction of any felony or of any crime involving dishonesty; (B) your participation in any fraud against the Company; (C) breach of your duties to the Company, whether arising under this Agreement or by operation of law, provided that the Company has given advance written notice to you for at least 30 days and you have not cured such breach to the satisfaction of the Board within said 30-day period; (D) your intentional damage to any property of the Company; or (E) conduct by you or lack of performance which in the good faith and reasonable determination of the Board demonstrates unfitness to serve.

(iii)          Good Reason.  “Good Reason” shall mean, without your express written consent, the occurrence upon or after a Change in Control of any of the following circumstances unless, in the case of Sections 3(f)(iii)(A), (B), (F) or (G) hereof, such circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

(A)                              the assignment to you of any duties inconsistent with the position in the Company that you held immediately prior to the Change in Control or an adverse alteration in the nature or status of your responsibilities or the conditions of your employment from those in effect immediately prior to such Change in Control;

(B)                                your title is changed to a title that, under customary practice within the biotechnology industry within the state in which the Company’s principal offices are located at the date of such reduction, would be considered to be a lower-level title than your title immediately prior to the Change in Control;

(C)                                a reduction by the Company in your annual base salary, any target bonus or perquisites as in effect immediately prior to the Change in Control or as the same may be increased from time to time except for overall reductions in benefits in which you are treated proportionately given your position, length of service, income and other relevant factors customary within the biotechnology industry within the state in which the Company’s principal offices are located at the date of such reduction;

(D)                               the relocation of the principal place of your employment to a location more than 35 miles from the location of such place of employment on the date of this Agreement; except for required travel on the Company’s business to an extent substantially consistent with your business travel obligations prior to the Change in Control;

(E)                                 the failure by the Company to pay to you any portion of your compensation or to pay to you any portion of an installment of deferred compensation under any deferred compensation program of the Company within seven days of the date such compensation is due;

(F)                                 the failure by the Company to continue in effect any material compensation or benefit plan in which you participated immediately prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amounts of benefits provided and the level of your participation relative to other participants, as existed at the time of the Change in Control; or

(G)                                the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 6 hereof.

(iv)          Notice of Termination.  “Notice of Termination” shall mean notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

(v)           Date of Termination.  “Date of Termination” shall mean (A) if your employment is terminated for Disability, 30 days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such 30-day period) or (B) if your employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination for Cause, shall not be less than 30 days from the date such Notice of Termination is given — provided, that in its discretion the Company may relieve you of all your employment responsibilities for all or any part of the interim period — and, in the case of a termination for Good Reason, shall not be less than 15 nor more than 60 days from the date such Notice of Termination is given).

4.     MITIGATION.  You shall not be required to mitigate the amount of payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of payment or benefit provided for under this Agreement be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Company, or otherwise.

5.     COSTS OF PROCEEDINGS.  If any suit or other proceeding is brought for the enforcement or interpretation of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover, from the other party, reasonable attorneys’ fees and other costs incurred in that suit or proceeding, in addition to any other relief to which such party may be entitled.  The Court shall determine which party is, under all the circumstances, the “successful or prevailing party,” all in accordance with the principles and provisions of California Civil Code Section 1717.  The Company shall pay prejudgment interest on any money judgment obtained by you as a result of such proceeding, calculated at the prime rate of Wells Fargo Bank as in effect from time to time from the date that payment should have been made to you under this Agreement.

6.     SUCCESSORS; BINDING AGREEMENT.

(a)   SUCCESSOR TO COMPANY TO ASSUME OBLIGATIONS.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(b)   EMPLOYEE’S SUCCESSORS.  This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  In the event of your death, all amounts otherwise payable to you hereunder shall, unless otherwise provided herein, be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

7.     NOTICE.  Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when (a) personally delivered or (b) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement; provided that all notice to the Company shall be directed to the attention of the Board with a copy to the General Counsel of the Company (or, if there is no General Counsel, then to the Company’s primary outside attorney as identified in the Company’s most recent Annual Report), or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

8.     MISCELLANEOUS.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles.  All references to sections of the Securities Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections.  Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.  The obligations of the Company and/or you under this Agreement shall survive the expiration of this Agreement to the extent necessary to give effect to this Agreement.

9.     VALIDITY.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

10.   COUNTERPARTS.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

11.   ENTIRE AGREEMENT.  This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and during the term of this Agreement supersedes the provisions of all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereof with respect to the subject matter contained herein, including, without limitation, the Change in Control Agreement entered into between the parties hereto on July 14, 2003, which is replaced in its entirety by this Agreement.  The parties hereto agree that (a) the subject matter of this Agreement is limited to the parties’ rights and obligations in the event that you are terminated by the Company during the Protected Period following a Change of Control or otherwise in connection with a Change of Control as provided for by Section 3(b), (b) this Agreement does not apply to any termination by the Company of you that does not occur during the Protected Period following a Change of Control or that is not otherwise in connection with a Change of Control and provided for by Section 3(b), and (c) with respect to any termination by the Company of you that does not occur during the Protected Period following a Change of Control or that is not otherwise in connection with a Change of Control and provided for by Section 3(b), the provisions of any prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, between the parties will apply to the extent applicable and legally enforceable.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.  Notwithstanding anything to the contrary in this Agreement, the procedural provisions of this Agreement shall apply to all benefits payable as a result of a Change in Control (or other change in control) under any employee benefit plan, agreement, program, policy or arrangement of the Company, unless ERISA or the tax qualifications thereof require otherwise.

If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.

DISCOVERY PARTNERS INTERNATIONAL, INC.

By:
Riccardo Pigliucci
Chairman and Chief Executive Officer

Agreed to this day of , 2003.

EMPLOYEE

Craig Kussman
Senior Vice President, Finance and Administration
Chief Financial Officer